EXHIBIT 99.1

          DeVry Inc. Announces Voluntary Separation Plan

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--March 12, 2007--DeVry Inc. (NYSE: DV), an international higher education company, announced today a Voluntary Separation Plan for eligible DeVry University campus-based employees.

    "Although overall student enrollment results at DeVry University are improving and have been increasing, most of the increases have occurred at our centers and online," said Daniel Hamburger, DeVry's president and chief executive officer. "While we are confident that we can grow campus enrollments through the initiatives outlined in our strategic plan, we are simultaneously addressing our cost structure and real estate utilization."

    Depending on the number of employees who accept the voluntary separation plan, the company would expect to incur a charge of $3 - 4 million for severance and other costs associated with the staff reductions in the third and fourth quarters of fiscal 2007 and an equal or greater amount of annual savings going forward. DeVry will consider further cost reduction efforts depending on the results of the voluntary separation plan.

    "We highly value the contributions of all employees, and made this decision after careful consideration," Hamburger concluded. "These steps are essential to increasing DeVry University's operational effectiveness."

    About DeVry Inc.

    DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant and chartered financial analyst exams, and continuing professional education. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com.

    Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2006 and filed with the Securities and Exchange Commission on September 13, 2006.

    CONTACT: DeVry Inc.
             Investor Contact:
             Joan Bates, 630-574-1949
             jbates@devry.com
             or
             Dresner Corporate Services
             Media Contact:
             David Gutierrez, 312-780-7204
             dgutierrez@dresnerco.com